UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2026

PENN ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

(Address of principal executive offices including Zip Code)

610-373-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PENN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 16, 2026, PENN Entertainment, Inc. (the “Company”) closed a private offering (the “Offering”) of $600 million aggregate principal amount of 6.750% senior notes due 2031 (the “Notes”). The Notes were issued at par. The Company intends to use the proceeds of the Offering to repay certain amounts outstanding under the Company’s revolving credit facility provided for under the Second Amended and Restated Credit Agreement, dated as of May 3, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the guarantors, the lenders and other parties party thereto from time to time, and Bank of America, N.A., as administrative agent and as collateral agent, and for general corporate purposes.

The Notes were issued pursuant to an indenture, dated as of March 16, 2026 (the “Indenture”), between the Company and Computershare Trust Company, National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 6.750% per annum, payable semi-annually in arrears on each April 1 and October 1 of each year, commencing on October 1, 2026. The Notes will mature on April 1, 2031.

At any time prior to April 1, 2028, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the principal amount thereof plus a “make-whole premium”, plus accrued and unpaid interest, if any, to, but not including, the redemption date. On and after April 1, 2028, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable redemption date. In addition, at any time prior to April 1, 2028, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price of 106.750% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date, with an amount of cash equal to the net cash proceeds of one or more Equity Offerings (as defined in the Indenture) so long as (i) at least 60% of the aggregate principal amount of notes originally issued under the Indenture remains outstanding after the occurrence of such redemption and (ii) such redemption occurs within 180 days after the date of such Equity Offering. If a Change of Control Triggering Event (as defined in the Indenture) occurs, each holder of Notes will have the right to require the Company to repurchase all or any part of that holder’s Notes pursuant to an offer by the Company on the terms set forth in the Indenture at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase. The Notes also will be subject to mandatory redemption requirements imposed by gaming laws and regulations.

The Notes are the Company’s unsubordinated, unsecured obligations and are equal in right of payment with all unsubordinated indebtedness of the Company, without giving effect to collateral arrangements, and senior in right of payment to all subordinated indebtedness of the Company. The Notes are effectively subordinated in right of payment to all secured indebtedness of the Company, including indebtedness under the Credit Agreement, to the extent of the value of the assets securing such indebtedness. The Notes are not guaranteed by any of the Company’s subsidiaries and are structurally subordinated to all liabilities of any subsidiaries of the Company.

The Indenture contains covenants limiting the Company’s and its restricted subsidiaries’ ability to: incur additional debt and issue certain preferred stock; pay dividends or distributions on its capital stock or repurchase its capital stock or subordinated debt; make certain investments; create liens on its assets to secure certain debt; enter into transactions with affiliates; merge or consolidate with another company; transfer and sell assets; designate its subsidiaries as unrestricted subsidiaries; and make certain amendments to certain of the Company’s master leases. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. In addition, certain covenants will cease to apply to the Notes at such time as the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

The Indenture contains certain customary events of default (subject in certain cases to customary grace and cure periods).

The foregoing description is not complete and is qualified in its entirety by the Indenture, which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of March 16, 2026, between PENN Entertainment, Inc. and Computershare Trust Company, National Association as Trustee.
4.2	Form of Note for 6.750% Senior Notes due 2031 (included in Exhibit 4.1 above).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      March 16, 2026

PENN ENTERTAINMENT, INC.

By:	/s/ Christopher Rogers
Christopher Rogers
Executive Vice President, Chief Strategy and Legal Officer and Secretary